Exhibit 99.1
The CATO Corporation

NEWS RELEASE
FOR IMMEDIATE RELEASE
CEO Approval

For Further Information Contact:
Stuart L. Uselton
Vice President
Treasurer
704-940-7832
CATO REPORTS 2Q EPS UP 12%
Provides Second Half Guidance

Charlotte, NC (August 15, 2006) – The Cato Corporation (NYSE: CTR) today reported net income of $12.1 million or $.38 per diluted share for the second quarter ended July 29, 2006, compared to net income of $10.7 million or $.34 per diluted share for the second quarter ended July 30, 2005. Net income increased 13% and earnings per diluted share increased 12% over last year. Sales for the second quarter were $214.6 million, a 3% increase over sales of $208.3 million last year. The Company’s second quarter comparable store sales decreased 1%.
For the six months ended July 29, 2006, the Company earned net income of $32.9 million or $1.04 per diluted share, compared with net income of $29.1 million or $.92 per diluted share for the six months ended July 30, 2005, a net income increase of 13% and an earnings per diluted share increase of 13%. Sales for the first half of 2006 were $444.4 million, a 5% increase over sales of $423.4 million in the first half of 2005. Comparable store sales for the first half were flat compared to the prior year.
“The growth in second quarter earnings was primarily a result of higher merchandise gross margin due to better sell-throughs of regular priced merchandise,” said John Cato, Chairman, President, and Chief Executive Officer.
During the first half, the Company opened 21 stores, relocated 11 stores, and closed six stores. As of July 29, 2006, the Company operated 1,259 stores in 31 states, compared to 1,197 stores
8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234
(704) 554-8510

in 31 states as of July 30, 2005.
The Company’s expectations for third quarter earnings per diluted share are in the range of $.15 to $.17 versus $.13 in 2005. For the fourth quarter, the Company expects earnings per diluted share to be in the range of $.42 to $.44 versus $.37 in 2005. Both quarterly estimates assume comparable store sales in the range of flat to up 2%. For the year, earnings per diluted share are expected to be in the range of $1.60 to $1.64 versus $1.41 last year, an increase of 13% to 16%. The Company’s guidance does not account for proceeds from insurance claims related to last year’s hurricanes, which are uncertain at this time.
The Company’s fourth quarter includes 14 weeks compared to 13 weeks in 2005 and the fiscal year includes 53 weeks compared to 52 weeks in 2005. The additional week is expected to have a positive earnings effect of approximately $.05 per diluted share. Earnings guidance both for the fourth quarter and year reflects this impact.
Due to delays in its store development process, the Company now expects to open approximately 60 stores during 2006 as compared to its original estimate of 90 new stores for the year. Additionally, the Company is now estimating approximately 15 store closings during 2006 as compared to its original estimate of 10 closings.
Mr. Cato commented, “We remain committed to our strategy of expanding through new store growth. In 2007, we anticipate returning to a more normalized pace of 80 to 100 new store openings. The effect of the reduced number of 2006 store openings and the additional week in 2006 will make 2007 a more challenging year for earnings growth.”
The Cato Corporation is a leading specialty retailer of value-priced women’s fashion apparel operating two divisions, “Cato” and “It’s Fashion!”. The Company offers exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices, everyday. Additional information on The Cato Corporation is available at www.catocorp.com.
Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected or estimated financial results for the third quarter, fourth quarter and full year and any related assumptions, as well as the Company’s expected plans for full year store openings and
8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234
(704) 554-8510

closings are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand and other factors discussed under “Risk Factors” in Part I, Item 1A of the Company’s most recently filed annual report on Form 10-K, as amended or supplemented, and in other reports the Company files with or furnishes to the SEC from time to time. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.
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8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

THE CATO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE PERIODS ENDED JULY 29, 2006 AND JULY 30, 2005
(Dollars in thousands, except per share data)

	Quarter Ended				Six Months Ended
	July 29,	%	July 30,	%	July 29,	%	July 30,	%
	2006	Sales	2005	Sales	2006	Sales	2005	Sales

REVENUES
Retail sales	$214,633	100.0%	$208,316	100.0%	$444,374	100.0%	$423,380	100.0%
Other income (principally finance, late fees and layaway charges)	3,212	1.5%	3,648	1.7%	6,531	1.5%	7,511	1.8%

Total revenues	217,845	101.5%	211,964	101.7%	450,905	101.5%	430,891	101.8%

GROSS MARGIN (Memo)	70,887	33.0%	67,890	32.6%	158,516	35.7%	146,520	34.6%

COSTS AND EXPENSES, NET
Cost of goods sold	143,746	67.0%	140,426	67.4%	285,858	64.3%	276,860	65.4%
Selling, general and administrative	51,762	24.1%	50,765	24.4%	106,329	23.9%	100,097	23.6%
Depreciation	5,223	2.4%	5,025	2.4%	10,391	2.4%	10,064	2.4%
Interest expense	10	0.0%	10	0.0%	20	0.0%	162	0.0%
Interest and other income	(1,940)	-0.9%	(1,071)	-0.5%	(3,492)	-0.8%	(2,012)	-0.4%

Cost and expenses, net	198,801	92.6%	195,155	93.7%	399,106	89.8%	385,171	91.0%

Income Before Income Taxes	19,044	8.9%	16,809	8.0%	51,799	11.7%	45,720	10.8%

Income Tax Expense	6,951	3.3%	6,102	2.9%	18,907	4.3%	16,596	3.9%

Net Income	$12,093	5.6%	$10,707	5.1%	$32,892	7.4%	$29,124	6.9%

Basic Earnings Per Share	$0.39		$0.34		$1.05		$0.94

Basic Weighted Average Shares	31,267,637		31,188,146		31,250,921		31,146,236

Diluted Earnings Per Share	$0.38		$0.34		$1.04		$0.92

Diluted Weighted Average Shares	31,803,684		31,828,039		31,778,546		31,811,183

THE CATO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	July 29,	July 30.
	2006 (Unaudited)	2005 (Unaudited)	January 28 2006
ASSETS
Current Assets
Cash and cash equivalents	$21,809	$23,884	$21,734
Short-term investments	94,171	86,140	86,085
Accounts receivable - net	46,436	48,229	49,644
Merchandise inventories	91,989	84,904	103,370
Other current assets	10,970	7,944	10,844

Total Current Assets	265,375	251,101	271,677

Property and Equipment - net	130,422	118,599	124,104

Other Assets	11,201	10,818	10,855

TOTAL	$406,998	$380,518	$406,636

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities	$108,764	$112,636	$132,563

Noncurrent Liabilities	32,491	33,904	34,125

Stockholders’ Equity	265,743	233,978	239,948

TOTAL	$406,998	$380,518	$406,636

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